Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:

Vincent C. Klinges

Chief Financial Officer

American Software, Inc.

(404) 264 – 5477

American Software Announces Extension of Tender Offer by

Four Days to Midnight on June 29, 2009

Atlanta (June 26, 2009) American Software, Inc. (NASDAQ: AMSWA) today announced that it has extended the expiration date of its tender offer to acquire all of the outstanding common stock of Logility, Inc. (NASDAQ: LGTY) not currently owned by American Software. The offer, which was scheduled to expire at Midnight New York City time, on Thursday, June 25, 2009, has been extended until Midnight New York City time, on Monday, June 29, 2009. The offer is being extended in order to provide shareholders additional time to review disclosure updates being filed with the Securities and Exchange Commission on June 26, 2009, in response to comments received from the Securities and Exchange Commission.

At the time of this press release, approximately 1,142,000 shares of Logility common stock have been tendered and not withdrawn in the tender offer, and 374,000 shares have been tendered conditionally upon exercise of Logility stock options.

This press release is for informational purposes only. The terms and conditions of the Tender Offer, as extended, are set forth in American Software’s Offer to Purchase dated May 22, 2009, as amended, and the related Letter of Transmittal.

About American Software

Headquartered in Atlanta, American Software develops, markets and supports one of the industry’s most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC’s worldwide customers include Dick’s Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information about American Software, visit www.amsoftware.com or contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

About Logility

Logility is a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility serves such customers as Arch Chemicals, Avery Dennison Corporation, BP (British Petroleum), Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and VF Corporation. American Software currently owns approximately 88% of the outstanding common stock of Logility.

Cautionary Statements

There are a number of factors that could cause American Software to modify, delay, or suspend its tender offer for shares of Logility, including the following: changes in Logility’s stock price, changes in Logility’s operating results, general market conditions, changes in general economic conditions, including economic conditions within the e-commerce markets, new competition, and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed in American Software’s Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and NGC is a registered trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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